                                                                    EXHIBIT 99.1

RedEnvelope, Inc.                                                         Page 1

                               [REDENVELOPE LOGO]

                                                              MEDIA CONTACT:
                                                              Astrid Stevenson
                                                              RedEnvelope, Inc.
                                                              415-371-9100 x293

                                                              INVESTOR CONTACT:
                                                              Jordan Goldstein
                                                              RedEnvelope, Inc.
                                                              415-371-9100 x283

FOR IMMEDIATE RELEASE

                   REDENVELOPE REPORTS SECOND QUARTER RESULTS;

          PROVIDES BUSINESS OUTLOOK FOR THIRD QUARTER, FULL FISCAL YEAR

SAN FRANCISCO, CA (October 28, 2003) -- RedEnvelope, Inc. (NASDAQ: REDE) today reported financial results for the second quarter of fiscal year 2004, ended September 28, 2003.

RedEnvelope reported total net revenues of $8.3 million for the quarter compared to $5.4 million in the second quarter of the prior fiscal year. Net loss was $(2.8) million, or $(6.56) per share, compared to a loss of $(3.7) million, or $(11.60) per share in the second quarter of fiscal year 2003.

For the first half of fiscal year 2004, RedEnvelope reported total net revenues of $26.1 million compared to $20.7 million in the first half of the prior fiscal year. Net loss was $(4.0) million, or $(10.39) per share, compared to a loss of $(6.0) million, or $(19.70) per share in the first half of fiscal year 2003.

On September 24, 2003, the registration statement was declared effective for RedEnvelope's initial public offering, pursuant to which RedEnvelope sold 2.2 million shares of common stock at $14 each. The initial public offering closed on September 30, 2003, just following the end of the second fiscal quarter and, as a result, the net IPO proceeds of approximately $29.0 million were received subsequent to quarter end.

"We are pleased with our results for the second quarter, during which we began the next chapter of our history by becoming a public company. Our mission is to change gift giving in America by making the experience fun for both giver and recipient, and by offering high-quality gifts for all occasions," said Alison May, RedEnvelope's President and Chief Executive Officer. "During the second quarter, our continued focus on revenue growth and

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RedEnvelope, Inc.                                                         Page 2

expense control contributed to our improved results. We are especially pleased with the customer response to our new baby, birthday and wedding assortments this quarter, a period not tied to a major gift-giving event," she said.

"We launched a new catalog in the second quarter as part of our focus on everyday gift giving to reduce revenue dependency on major holidays," Ms. May continued. "Our strength is proprietary gifts for all occasions in a wide price range, appropriate for events that take place throughout the entire year."

Recent Highlights

         - In July 2003, RedEnvelope appointed Daniel R. Lyle to its Board of Directors. Mr. Lyle was a partner at PricewaterhouseCoopers LLP until June 2003. In early October 2003, Karen Edwards joined the RedEnvelope Board following completion of our initial public offering. Ms. Edwards was most recently Vice President, Worldwide Marketing, with Yahoo! Inc. The Board of Directors currently has eight members.

         - At the end of the second fiscal quarter, RedEnvelope's customer file totaled 1.5 million names. For the second fiscal quarter, net revenues from existing customers represented approximately 60% of total net revenues. In the second fiscal quarter, RedEnvelope shipped approximately 125,000 orders.

         - In August 2003, RedEnvelope assumed direct control of the operations at the company's Ohio distribution center. Prior to that date, the staff had been managed by a third-party fulfillment company.

         - During the second fiscal quarter, RedEnvelope simplified its shipping and handling rate structure to offer flat rates for standard ground, two-day, and overnight shipping. Prior to this, we had used a variable shipping and handling rate model with the charge dependent on the dollar amount of the order.

         - In August 2003, RedEnvelope assumed management of its outbound transportation relationships. Prior to that date, these relationships had been managed by a third-party fulfillment company.

Ms. May added, "Our focus is on creating a brand that is inspired, modern, stylish and approachable. We will continue to emphasize ease-of-use for our customers through improvements to our website and friendly, professional service at our call center. We have initiatives underway to make searching for products easier, and to ensure that personalization and gift delivery meet our high standards."

Business Outlook

The following business outlook contains forward-looking statements describing management's current expectations for future periods. The matters discussed in these forward-looking statements are subject to numerous assumptions, risks and uncertainties, some of which are listed or referred to in the cautionary note below. Similarly, the forward-looking guidance provided in this press release is based on limited information available to

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RedEnvelope, Inc.                                                         Page 3

RedEnvelope at this time, which is subject to change. As a result of these uncertainties and information limits, actual results in the future may differ materially from management's current expectations. Although management's expectations may change after the date of this release, RedEnvelope undertakes no obligation to revise or update the guidance below. The lack of any revision or update is not meant to imply continued affirmation of the guidance below.

Currently, RedEnvelope anticipates its net revenues for the third quarter of fiscal year 2004 will be approximately $39.5 million to $42.5 million. Net income for the third quarter is currently anticipated to be approximately $4.3 million to $4.7 million.

For the full fiscal year 2004, which ends March 28, 2004, net revenues are currently expected to be between $84 million and $88 million. Based on these revenue expectations, RedEnvelope currently anticipates that results will range between a net loss of $400,000 and a net profit of $200,000.

Webcast of Management Presentation

RedEnvelope, Inc. will make a presentation regarding these results and the Company's business outlook over the Internet at 2:00 p.m. (PT) / 5:00 p.m. (ET) today. To listen, please log on to www.RedEnvelope.com, go to "About RedEnvelope," and follow the link entitled "October 28, 2003 Management
Presentation: Second-Quarter Results" that will be posted on that page. After the webcast, interested parties may access a replay through the same link. The replay of the webcast will remain available on our website through midnight (ET) on October 27, 2004.

To access an electronic copy of this press release, please visit Investor Relations under the "About Us" tab at www.RedEnvelope.com.

RedEnvelope, Inc. is an online retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website, www.RedEnvelope.com

This press release contains forward-looking statements that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: economic conditions and changes in consumer spending levels; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; our limited operating history; any decrease in shipping and handling revenues arising out of a recent change to our shipping and handling rate policy that is not offset by increases in net revenues; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers; difficulties encountered in managing our growth; difficulties encountered in, or increased costs of, fulfillment; increased costs for, or delays in the receipt of, merchandise ordered by us; seasonality

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RedEnvelope, Inc.                                                         Page 4

of the retail business; increases in shipping, advertising or marketing costs; increases in sales or other taxes; lower than expected utilization of electronic commerce by consumers; product returns that exceed expectations; litigation that may have an adverse effect on our financial results, product offerings or reputation; changes in foreign currency exchange rates; changes in key management personnel; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of, our operations, and other risk factors described in detail in our Prospectus dated September 24, 2003, including, without limitation, those discussed under the captions, "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is on file with the Securities and Exchange Commission (the "SEC") and available at the SEC's website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                                       ###

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RedEnvelope, Inc.                                                         Page 5

                                REDENVELOPE, INC.
                        CONDENSED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                THIRTEEN WEEKS ENDED           TWENTY-SIX WEEKS ENDED
                                           -----------------------------   -----------------------------
                                           SEPTEMBER 28,   SEPTEMBER 29,   SEPTEMBER 28,   SEPTEMBER 29,
                                               2003            2002            2003            2002
                                           -------------   -------------   -------------   -------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues                               $       8,329   $       5,366   $      26,050   $      20,653
Cost of sales                                      4,297           3,005          13,347          11,192
                                           -------------   -------------   -------------   -------------
    Gross profit                                   4,032           2,361          12,703           9,461
                                           -------------   -------------   -------------   -------------

Operating expenses:
    Fulfillment                                    1,538           1,386           4,251           3,787
    Marketing                                      1,679             983           5,426           4,513
    General and administrative                     3,545           3,535           6,814           6,881
                                           -------------   -------------   -------------   -------------
       Total operating expenses                    6,762           5,904          16,491          15,181
                                           -------------   -------------   -------------   -------------
Loss from operations                              (2,730)         (3,543)         (3,788)         (5,720)

Interest income                                        5              58              15             117
Interest expense                                    (101)           (191)           (270)           (367)
                                           -------------   -------------   -------------   -------------
Net loss                                   $      (2,826)  $      (3,676)  $      (4,043)  $      (5,970)
                                           =============   =============   =============   =============

Net loss per share - basic and diluted     $       (6.56)   $     (11.60)  $      (10.39)  $      (19.70)
                                           =============   =============   =============   =============

Weighted average shares outstanding -
basic and diluted                                    431             317             389             303
                                           =============   =============   =============   =============

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RedEnvelope, Inc.                                                         Page 6

                                REDENVELOPE, INC.
                            CONDENSED BALANCE SHEETS
                                   (UNAUDITED)

                                                           SEPTEMBER 28,     MARCH 30,     SEPTEMBER 29,
                                                               2003            2003            2002
                                                           -------------     ---------     -------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
CURRENT ASSETS:
 Cash and cash equivalents                                 $       2,959     $   4,997     $       9,706
 Accounts receivable, net                                            309           286               120
 Receivable from underwriter, IPO net proceeds                    28,952             -                 -
 Inventory                                                        10,749         9,716             9,478
 Prepaid advertising and other current assets                      1,582         2,099             1,550
                                                           -------------     ---------     -------------
     Total current assets                                         44,551        17,098            20,854
 Property and equipment, net                                       4,005         4,462             5,308
 Other assets and restricted cash                                    653           566               400
                                                           -------------     ---------     -------------
     Total assets                                          $      49,209     $  22,126     $      26,562
                                                           =============     =========     =============

CURRENT LIABILITIES:
 Accounts payable and accrued expenses                     $      11,126     $   8,123     $       6,137
 Short-term loan                                                   1,242         1,123             5,919
 Capital lease obligations, current                                  762           673               433
                                                           -------------     ---------     -------------
     Total current liabilities                                    13,130         9,919            12,489
Capital lease obligations, long-term                               1,147         1,102             1,628
                                                           -------------     ---------     -------------
     Total liabilities                                            14,277        11,021            14,117
                                                           -------------     ---------     -------------



MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK                82,556        82,556            82,372

STOCKHOLDERS' DEFICIT:
 Series A preferred stock                                            953           953               953
 Common stock                                                         26             4                 4
 Additional paid-in capital                                       29,731         1,322             1,305
 Deferred compensation                                              (723)         (162)             (362)
 Notes receivable from stockholders                                  (44)          (44)              (44)
 Accumulated deficit                                             (77,567)      (73,524)          (71,782)
 Accumulated other comprehensive income                                -             -                (1)
                                                           -------------     ---------     -------------
     Total stockholders' deficit                                 (47,624)      (71,451)          (69,927)
                                                           -------------     ---------     -------------
     Total liabilities, mandatorily redeemable
      convertible preferred stock and stockholders'
      deficit                                              $      49,209     $  22,126     $      26,562
                                                           =============     =========     =============